Exhibit 99.1
CONTINENTAL AIRLINES ANNOUNCES PROPOSED SENIOR SECURED NOTES OFFERING
     HOUSTON, August 2, 2010 — Continental Airlines, Inc. (“Continental”), (NYSE: CAL), announced today that it proposes to offer, subject to market and other conditions, $750 million aggregate principal amount of senior secured notes due 2015. The notes will be the senior secured obligations of Continental. Continental’s obligations under the notes will be guaranteed on a senior secured basis by its subsidiaries Air Micronesia, Inc. and Continental Micronesia, Inc. The notes will be secured by certain of Continental’s routes and airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes. Certain of the collateral is currently encumbered under Continental’s $350 million secured term loan facility that is due in June 2011 and the remainder is currently pledged as security for the advance purchase of mileage credits under its branded credit and debit card agreements. Continental intends to use approximately $350 million of the net proceeds from the offering to repay the secured term loan facility and the balance for general corporate purposes.
     The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Continental and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
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